Exhibit 99.1
news release
QLT ANNOUNCES FINAL RESULTS FROM ITS RADICAL STUDY EVALUATING
VERTEPORFIN PDT (VISUDYNE®) COMBINATION THERAPY
IN EXUDATIVE AMD
Combination Therapy Continued to Demonstrate Fewer Retreatment Visits Through Month 24

For Immediate Release	June 22, 2010
VANCOUVER, CANADA—QLT Inc. (NASDAQ: QLTI; TSX: QLT) today announced final 24-month results from the Phase II RADICAL study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions) in patients with exudative (wet) age-related macular degeneration (“wet AMD”). The purpose of the study was to determine if Visudyne® combined with Lucentis® reduced retreatment rates compared with Lucentis monotherapy, while maintaining similar vision outcomes and an acceptable safety profile. Three Visudyne-Lucentis combination therapies were evaluated against Lucentis monotherapy. The results of the final 24-month analysis are consistent with the primary analysis results after 12 months of follow-up. The 24-month results showed that significantly fewer retreatment visits were required with combination therapies than with Lucentis monotherapy. Mean visual acuity (VA) change from baseline was not statistically different among the treatment groups, although the sample sizes were insufficient to draw definitive conclusions regarding visual acuity outcomes. Overall adverse event incidence was similar across treatment groups, with no unexpected safety findings.
Of the four treatment groups, the triple therapy half-fluence group had the fewest retreatment visits compared with Lucentis monotherapy. Through 24 months, patients in the triple therapy half-fluence group had a mean of 4.2 retreatment visits compared with 8.9 for patients who received Lucentis monotherapy (P<.001). In the second year, the average number of retreatment visits in the triple therapy half-fluence group (1.2) was approximately one-third that of the Lucentis monotherapy group (3.0). At the month 24 examination, mean VA in the triple therapy half-fluence group improved 1.8 letters fewer (95% confidence interval 11.1 letters fewer to 7.6 letters better) compared with the Lucentis monotherapy group (P=.71). Mean retreatment visits and mean VA change from baseline for each treatment group are presented in the table below. All results presented are based on per-protocol analyses. Patients were evaluated for VA and safety over the 24-month follow-up period. Patients were assessed to determine if retreatment was needed at each follow-up visit from Month 1 (combination therapy groups) or Month 3 (Lucentis monotherapy group), except for the final visit. Overall, 21 patients discontinued the study early for reasons unrelated to Visudyne or Lucentis.

Final Outcomes from RADICAL Study (24 Months Follow-up)

	Triple therapy		Double therapy	Lucentis
	Quarter-fluence	Half-fluence	Half-fluence	monotherapy
	N=35	N=34	N=33	N=29
Mean retreatment visits	5.8 (P=.01)	4.2 (P<.001)	6.2 (P=.03)	8.9
Mean VA change from baseline (letters)	0.3 (P=.46)	2.0 (P=.71)	-2.0 (P=.26)	3.8
Difference from Lucentis group (95% CI)	-3.5 (-12.0, 5.9)	-1.8 (-11.1, 7.6)	-5.8 (-15.9, 4.3)	—

P	values are from comparison with Lucentis monotherapy

CI:	confidence interval
“Visudyne-Lucentis combination therapy significantly decreased the number of retreatment visits required over two years, while patients’ vision outcome was maintained within one line with an acceptable safety profile, compared with Lucentis alone,” said Henry Hudson, M.D., Retina Centers, PC, one of the two lead investigators for the study. “The two-year results from the RADICAL study are consistent with the primary one-year results and demonstrate that combination therapy is a potential treatment option for patients with wet AMD,” said Allen C. Ho, M.D., Mid Atlantic Retina and Professor of Ophthalmology Wills Eye Institute Philadelphia, and the other lead investigator for the study.
“The significant reduction in retreatment visits shown for Visudyne-Lucentis combination therapy in the RADICAL study has potential to reduce the number of doctor visits for patients with wet AMD,” said Bob Butchofsky, President and Chief Executive Officer of QLT Inc. “We are very pleased that these final RADICAL study results show not only reduction in retreatment visits, but also acceptable vision outcome and safety profile compared with Lucentis monotherapy. These two-year findings help support the view that Visudyne combination therapy is a potentially beneficial way to treat patients with AMD.”
The results for secondary VA endpoints in the RADICAL study (percentage of patients with VA improvement equal to or greater than 15 letters, VA change equal to or greater than zero letters, and VA loss less than 15 letters) were consistent with the results for the primary VA endpoint (mean VA change from baseline). Ocular adverse events considered associated with treatment were reported for 30 to 38% of patients in the combination therapy groups, compared with 27% of patients in the Lucentis monotherapy group. The higher incidence of these events with combination therapy is primarily due to vision disturbance events, which are transient and known to be associated with Visudyne therapy.
The full results of the 24-month final analysis of the study will be presented at the 28th Annual Meeting of the American Society of Retina Specialists (ASRS) in late August.

About RADICAL Phase II Study (Reduced Fluence Visudyne Anti-VEGF-Dexamethasone In Combination for AMD Lesions)
The RADICAL study was a Phase II, multicenter, randomized, single-masked study comparing reduced-fluence Visudyne-Lucentis combination therapies (with or without dexamethasone) to Lucentis monotherapy in 162 subjects with choroidal neovascularization (CNV) secondary to wet age-related macular degeneration (wet AMD). Subjects were randomly assigned to one of four treatment groups: Quarter-fluence Visudyne (180 mW/cm2 for 83 seconds to deliver 15 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg) and then intravitreal dexamethasone (0.5 mg); Half-fluence Visudyne (300mW/cm2 for 83 seconds to deliver 25 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg) and then intravitreal dexamethasone (0.5 mg); Half-fluence Visudyne (300 mW/cm2 for 83 seconds to deliver 25 J/cm2) followed within two hours by intravitreal Lucentis (0.5 mg); or Lucentis monotherapy (0.5 mg). Initial treatment in the combination therapy groups was mandatory. The Lucentis monotherapy group received mandatory injections for initial treatment and the first two months. After mandatory treatment, all treatments in all groups were PRN. The treatments received in all groups were experimental: reduced-fluence Visudyne and as-needed Lucentis are not standard regimens, while dexamethasone and combination therapies for AMD are not approved for marketing by regulatory agencies. The study duration was 24 months with a planned primary analysis when all subjects completed 12 months of follow-up. At baseline, mean best corrected visual acuity letter scores ranged from 58 to 53 across treatment groups.
About Visudyne
Visudyne therapy is a two-step procedure involving the intravenous administration of the drug into the patient’s arm. A non-thermal laser light is then shone into the patient’s eye to activate the drug. This produces a reaction that closes the abnormal leaky vessels, resulting in a stabilization of the corresponding vision loss.
Visudyne is approved worldwide for the treatment of a form of wet AMD, the leading cause of legal blindness in people over the age of 50, and has been used in more than two million treatments worldwide. Visudyne is commercially available in more than 80 countries for the treatment of predominantly classic subfoveal CNV. In addition, over 60 countries have approved Visudyne to treat other macular neovascular conditions such as minimally classic and occult with no classic AMD lesions, pathologic myopia and presumed ocular histoplasmosis.
Visudyne is generally well tolerated and has a well established safety profile. The most commonly reported side effects include injection site reactions and visual disturbances. In addition, some patients experienced back pain, usually during the infusion. Using the approved light dose of 50 J/cm2 between 1% and 5% of patients experienced a substantial decrease in vision in the first 7 days with partial recovery in some patients. Recent studies suggest that halving the light dose/fluence may lower the incidence of visual disturbances with similar visual outcomes as the standard light dose which led to lower light doses being used in this study. After treatment, patients should avoid direct sunlight for five days to prevent sunburn. People with porphyria should not be treated with Visudyne.
About QLT
QLT Inc. is a biotechnology company dedicated to the development and commercialization of innovative therapies for the eye. We are focused on our commercial product Visudyne® for the treatment of wet-AMD, developing drugs to be delivered in our proprietary punctal plug delivery system, as well as developing our synthetic retinoid program for the treatment of certain inherited retinal diseases. For more information, visit our website at www.qltinc.com.

QLT Inc. Media Contact
Vancouver, Canada
Karen Peterson
Telephone: 604-707-7000 or 1-800-663-5486
kpeterson@qltinc.com
The Trout Group Investor Relations Contact:
New York, USA
Christine Yang
Telephone: 646-378-2929
cyang@troutgroup.com
Or
Boston, Massachusetts, USA
Tricia Swanson
Telephone: 617-583-1306
tswanson@troutgroup.com
Lucentis® is a registered trademark of Genentech, Inc.
Visudyne® is a registered trademark of Novartis AG.
QLT Inc. is listed on The NASDAQ Stock Market under the trading symbol “QLTI” and on the Toronto Stock Exchange under the trading symbol “QLT.”
Forward-Looking Statements
Certain statements in this press release constitute “forward looking statements” of QLT within the meaning of the Private Securities Litigation Reform Act of 1995 and constitute “forward looking information” within the meaning of applicable Canadian securities laws. Forward looking statements include, but are not limited to: our statements concerning the potential benefits of Visudyne therapy and Visudyne combination therapy; our statement that Visudyne combination therapy may reduce retreatment visits and result in acceptable vision outcome and safety profile compared with Lucentis monotherapy; any future expectations concerning Visudyne-Lucentis combination therapy; and statements which contain language such as: “assuming,” “prospects,” “future,” “projects,” “believes,” “expects” and “outlook.” Forward-looking statements are predictions only which involve known and unknown risks, uncertainties and other factors that may cause actual results to be materially different from those expressed in such statements. Many such risks, uncertainties and other factors are taken into account as part of our assumptions underlying these forward-looking statements and include, among others, the following: the Company’s future operating results are uncertain and likely to fluctuate; uncertainties relating to the timing and results of the clinical development and commercialization of our products and technologies (including, but not limited to, Visudyne, our punctal plug technology and our synthetic retinoid program); outcomes for our clinical trials of our programs (including, but not limited to, Visudyne, our punctal plug technology and our synthetic retinoid program) may not be favorable or may be less favorable than interim results and/or previous trials; there may be varying interpretations of data produced by clinical trials; uncertainties relating to the associated costs of our programs; the timing, expense and uncertainty associated with the regulatory approval process for products; uncertainties regarding the impact of competitive products and pricing; risks and uncertainties associated with the safety and effectiveness of our technology and products, including our synthetic retinoid product; risks and uncertainties related to the scope, validity, and enforceability of our intellectual property rights and the impact of patents and other intellectual property of third parties; and general economic conditions and other factors described in detail in QLT’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other filings with the U.S. Securities and Exchange Commission and Canadian securities regulatory authorities. Forward looking statements are based on the current expectations of QLT and QLT does not assume any obligation to update such information to reflect later events or developments except as required by law.